Exhibit 99.1

BIMI Announces Results of 2022 Annual General Meeting of Stockholders

New York, July 15, 2022 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a healthcare products and services provider, today announced the results of the Company’s 2022 Annual General Meeting of Stockholders (the “Annual Meeting”) held on July 13, 2022 at 11:00 a.m. (Beijing Time), at the offices of the Company, 9th Floor, Building 2, Chongqing Corporation Avenue, Yuzhong District, Chongqing, P. R. China.

At the Annual Meeting, BIMI:

1. Elected seven nominees to serve as directors of the Company;

2. Approved the adoption of an amended and restated certificate of incorporation which, among other things: (1) requires stockholder approval to adopt, amend or repeal bylaws of the Company; and (2) eliminates the right of stockholders to take action pursuant to written consent;

3. Granted discretionary authority to the board of directors (the “Board”) to amend the Company’s Certificate of Incorporation (as may be amended and restated as described in 2 above) to effect a reverse stock split of the common stock of the Company (the “Common Stock”) within the range of 1-2 to 1-10 shares to be determined by the Board and with the reverse stock split to be effective at such time and date, if at all, as determined by the Board, but not later than the first anniversary of its approval by the stockholders;

4. Approved, in accordance with Nasdaq Marketplace Rules 5635, the sale of 12,500,000 shares of Common Stock to the Chairman of the Board of the Company, Mr. Fnu Oudom, pursuant to a stock purchase agreement dated June 9, 2022;

5. Approved, on a non-binding advisory basis, the compensation of the Company’s executive officers;

6. Approved, on a non-binding advisory basis, the frequency of future non-binding advisory votes on resolutions approving future named executive officer compensation (“Say When on Pay Vote”) to determine the frequency of future advisory votes on executive compensation;

7. Ratified the appointment of Audit Alliance LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

About BIMI International Medical Inc.

BIMI International Medical Inc. was founded in 2006. The Company is now exclusively a healthcare products and services provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit the Company's website at  http://www.usbimi.com/.

Safe Harbor Statements

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact

Ascent Investor Relations LLC
Ms. Tina Xiao
Email: tina.xiao@ascent-ir.com
Tel: +1 917 609 0333